Exhibit 2.2
Execution Version
CONFIDENTIAL
SPA DEED OF AMENDMENT AND AGREEMENT
THIS DEED (this “Deed”) is dated 29 October 2026
BETWEEN:
(1)ANDREW SEALEY and GORDON BAJNAI, of 20 Carlton House Terrace, London, England, SW1Y 5AN, as the Sellers’ Representatives, for themselves and on behalf of each of the Sellers pursuant to clause 13 of the SPA (the “Sellers’ Representatives”); and
(2)LAZARD, INC., a corporation incorporated under the laws of Delaware whose principal place of business is at 30 Rockefeller Plaza, New York, NY 10112, United States of America (the “Purchaser”),
each a “Party” and together, the “Parties”.
BACKGROUND:
(A)The Primary Sellers and the Purchaser entered into a sale and purchase agreement on 30 April 2026 relating to the sale and purchase of the entire issued share capital of Campbell Lutyens Holdings Limited (the “SPA”), to which certain Shareholders have since adhered as Minority Sellers (pursuant to clause 3 of the SPA).
(B)Pursuant to clause 21 (Variations) of the SPA, an amendment of the SPA is effective if it is in writing and duly executed by or on behalf of the Purchaser and the Sellers’ Representatives.
(C)The Parties have agreed to amend the SPA, and to give certain waivers under it, on the terms of this Deed.
NOW IT IS HEREBY AGREED:
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
All capitalised terms used in this Deed (including the recitals) shall, unless otherwise defined in this Deed or the context otherwise requires, have the meanings given to them in the SPA.
1.2Interpretation
1.2.1The provisions of Part B of Schedule 1 (Definitions & Interpretation) of the SPA shall also apply to this Deed but references to Clauses and Schedules are to clauses and schedules of this Deed unless otherwise specified.

1.2.2Any reference to “the date of this Deed” in the SPA shall, unless the context otherwise requires, be construed as a reference to “30 April 2026” and not the date of this Deed.
2.SPA AMENDMENTS
In accordance with clause 21 of the SPA, the Parties agree the following amendments and variations to the SPA, with effect from the date of this Deed:
2.1Clause 3.5 (Minority Sellers)
2.1.1Clause 3.5 of the SPA shall be amended as follows:
(a)by adding the words “(as may be extended from time to time by written agreement between the Purchaser and the Sellers’ Representatives)” immediately after the words “and in any event by no later than 20 Business Days thereafter”; and
(b)by replacing the words “by no later than 10 Business Days prior to Completion” with the words “by no later than five Business Days prior to Completion”.
2.1.2For the avoidance of doubt, each Deed of Adherence duly executed and delivered (i) during any agreed period of extension, or (ii) on or before the date that is five Business Days prior to Completion in respect of a Pre-Completion Transfer, shall be treated as having been duly delivered for the purposes of clause 3 (Minority Sellers) of the SPA, and each Transferee shall be deemed to have exercised its Adherence Right notwithstanding that it was not a Shareholder as at the date of the SPA.
2.2Clause 6.2(c) (Pre & Post Completion Undertakings), Schedule 5, Part B (Share Incentive Plan)
2.2.1Clause 6.2(c) of the SPA shall be entirely replaced with the following:
“any action required by the Target Company to acquire (at market value, as approved in writing by the Purchaser) and cancel Shares held by the SIP Trustee pursuant to the Share Incentive Plan (other than shares held beneficially by a participant in the Share Incentive Plan), at any time prior to Completion;”.
2.2.2The Parties acknowledge and agree that the Target Company shall remain liable to the SIP Trustee for the payment of any Tax liabilities of the SIP Trustee in connection with the sale of the Shares to which clause 6.2(c) of the SPA (as amended by this Deed) applies. Any Tax liability of the Target Group arising in connection with such acquisition and cancellation shall be dealt with in accordance with Schedule 7 (Post-Completion Adjustments) of the SPA and, to the extent not so dealt with, in accordance with Schedule 19 (Tax) of the SPA.

2.3Clause 6.3 (Pre & Post Completion Undertakings), Schedule 11, Part A (Conduct of Business)
2.3.1The Parties acknowledge that, on 1 October 2026, the Target Company granted qualifying consent, in accordance with its articles of association, to the transfer by each Shareholder listed in column A of Schedule 1 (a “Transferor”) of the Sale Shares listed opposite its name in column C of Schedule 1 (its “Transferred Shares”) to the person or entity (as applicable) listed opposite its name in column B (its “Transferee”) (each such transfer being a “Pre-Completion Transfer”).
2.3.2The Parties acknowledge and agree that:
(a)the Purchaser has consented to the Pre-Completion Transfers for the purposes of clauses 6.3 and 22 of the SPA (and did so prior to the Pre-Completion Transfers being carried out);
(b)each Transferor who is a Primary Seller under the SPA shall continue to be treated as a Primary Seller for the purposes of all provisions in the SPA other than, in respect of that Transferor’s Transferred Shares, those relating to the sale and purchase of Sale Shares (clause 2 of the SPA), receipt of the Consideration (clause 4 of the SPA), Payments (clause 15 of the SPA), Lazard Shares and Loan Note Issuances (clause 16 of the SPA) and Seller Warranties (Schedules 13 and 14 of the SPA), together with any other provisions of the SPA which reasonably relate to or are necessary to give effect to those matters; provided that nothing in this Clause 2.3.2(b) shall operate, or be interpreted, to change the operation of clauses 4.4 to 4.13 (inclusive) of the SPA;
(c)with effect from the relevant Pre-Completion Transfer, each Transferor who was a Minority Seller immediately prior to such Pre-Completion Transfer and who, following such Pre-Completion Transfer, holds no Sale Shares shall have no rights under the SPA and shall be released and discharged from its obligations under the SPA;
(d)no Pre-Completion Transfer shall release, novate or discharge any obligation, or remove or affect any rights, under the SPA of a Transferor in respect of any Sale Shares it continues to hold following such Pre-Completion Transfer (“Retained Shares”);
(e)each Transferee shall be a Seller and a Minority Seller, but not a Primary Seller, for the purposes of the SPA, notwithstanding the capacity of the Transferor relevant to such Transferee;
(f)the limitations on liability in Schedule 16 (Limitations on Liability) of the SPA shall apply in respect of each Transferor and its Transferee on the basis that each Transferor and its Transferee are treated as a single Seller; and

(g)if a Transferor is a Primary Seller and holds Retained Shares, for the purposes of Schedule 16 (Limitations on Liability) of the SPA, that Transferor’s liability shall be calculated by reference to (i) their Retained Shares and (ii) their Transferred Shares.
2.4Clause 6.5 (Pre & Post Completion Undertakings)
2.4.1Clause 6.5 of the SPA shall be amended by replacing the words “Fidelity Brokerage Services LLC (or an affiliate thereof)” with “Computershare Trust Company, N.A. (or an affiliate thereof)”, and the definition of “Securities Account” in Part A of Schedule 1 (Definitions and Interpretation) of the SPA shall be amended by replacing “Clause 6.4(b)” with “Clause 6.5”.
2.5Clause 7 (Completion)
2.5.1The Parties acknowledge that the final Condition was satisfied on 19 October 2026.
2.5.2The Parties agree that, pursuant to clause 7.1(c) of the SPA (and notwithstanding the terms of clauses 7.1(a) and 7.1(b) of the SPA), Completion shall occur at 12:01am (London time) on 1 November 2026, and such date shall be the “Completion Date” for all purposes of the SPA, notwithstanding that 1 November 2026 is not a Business Day.
2.5.3The definitions of “Completion Exchange Rate #1” and “Completion Exchange Rate #2” in Part A of Schedule 1 (Definitions & Interpretation) of the SPA shall each be amended by replacing the word “Completion” with “30 October 2026”.
2.5.4For the avoidance of doubt, each obligation in the SPA performed by reference to a period before Completion shall be performed by reference to the Completion Date determined under Clause 2.5.2. To the extent any such period cannot be complied with by reason of this Clause 2.5, the Parties agree that the relevant period shall be adjusted to such period as the Parties may agree in writing, without prejudice to the substance of the relevant obligation.
2.6Clause 28.2 (Seller Costs)
2.6.1Clause 28.2 of the SPA shall be entirely replaced with the following:
“Each Seller hereby authorises the Sellers’ Representatives to instruct the Paying Agent to withhold from any amounts payable to such Seller under this Deed and received by the Paying Agent, whether on or following Completion, such Seller’s pro rata proportion of the Seller Costs (or, where the final amount of any Seller Costs has not been determined, a reasonable estimate thereof) and to apply the amounts so withheld in payment of the Seller Costs on behalf of the Sellers. To the extent that any amount withheld from a Seller in respect of Seller Costs is based on an estimate, such amount shall be reconciled against the actual Seller Costs once finally determined, and any resulting shortfall or excess shall be deducted from, or added to (as applicable), any subsequent payment due to the relevant Sellers under this Deed.”
2.7Schedule 5 (Share Incentives)
2.7.1Paragraph 5 of Part A of Schedule 5 (Option Schemes) of the SPA shall be amended by:
(a)Adding the following text immediately after the words “(including, for the avoidance of doubt, from any Initial Consideration received by such Optionholder as a Shareholder)”:
“and/or any Connected Person of that Optionholder (and each such Connected Person hereby directs the Purchaser to make any such deduction from the cash element of the Initial Consideration to be received by that Connected Person)”; and
(b)adding the following text immediately after the words “and to pay such amount to the Target Company on behalf of such Optionholder”:
“(or, at the Purchaser’s sole election, the Purchaser may retain the amount so deducted and may instruct the Target Company (or relevant Target Group Company, if different) to utilise any cash held on its balance sheet as deemed settlement of the amount owed to it by such Optionholder, in which case an amount equal to the amount so retained by the Purchaser shall be treated as an inter-company liability (undocumented (save for book entries)) owed by the Purchaser to the Target Company (or relevant Target Group Company, if different))”.
2.7.2Paragraph 1 of Part C of Schedule 5 (Shareholder Loans) of the SPA shall be amended by:
(a)adding the following text immediately after the words “to be received by that Shareholder”:
“and/or any Connected Person of that Shareholder (and each such Connected Person hereby directs the Purchaser to make any such deduction from the cash element of the Initial Consideration to be received by that Connected Person)”; and
(b)adding the following text immediately after the words “and to pay such amount to the Target Company”:
“(or, at the Purchaser’s sole election, the Purchaser may retain the amount so deducted and may instruct the Target Company to utilise any cash held on its balance sheet as deemed settlement of the amount owed to it by such Shareholder, in which case an amount equal to the amount so retained by the Purchaser shall be treated as an inter-company liability (undocumented (save for book entries)) owed by the Purchaser to the Target Company))”.
2.7.3Paragraph 6 of Part A of Schedule 5 (Option Schemes) of the SPA shall be entirely replaced with the following:
“Each Optionholder agrees that, to the extent that their (and their Connected Persons’, if applicable) portion of the cash element of the Initial Consideration is not sufficient to cover the liabilities of that Optionholder as referred to in paragraph 5 above, the Purchaser may reduce the number of Lazard Shares that form part of the Tranche A Initial Consideration and, if required the number of Lazard Shares that form part of the Tranche B Initial Consideration (and, if required, the Deferred Consideration) to be received by that Optionholder (including, for the avoidance of doubt, to be received by such Optionholder as a Shareholder) (and/or that Optionholder’s Connected Persons) and shall pay (subject to the remainder of this paragraph 6) to that Optionholder an additional cash amount equivalent in value to the number of Lazard Shares so reduced, calculated by reference to the closing market price of a Lazard Share on 23 October 2026; and the parties agree that such additional cash amount shall be dealt with in accordance with the provisions of paragraph 5 above as if it had formed part of the cash element of the Optionholder’s Initial Consideration. The Parties agree that if the closing market price of a Lazard Share on 30 October 2026 exceeds the closing market price of a Lazard Share on 23 October 2026 (the amount of such excess being the “Lazard Share Price Excess”), the Purchaser shall, as soon as reasonably practicable following Completion, pay (by way of additional consideration) to each Optionholder to which this paragraph 6 applies an amount in cash equal to the number of Lazard Shares (by which that Optionholder’s and/or their Connected Persons’ entitlement was reduced pursuant to this paragraph 6), multiplied by the Lazard Share Price Excess. For the avoidance of doubt, if there is no Lazard Share Price Excess, no further amount shall be payable by the Purchaser to an Optionholder, or by an Optionholder to the Purchaser, pursuant to this paragraph 6. Where an Optionholder is not an Accredited Investor and their (and their Connected Persons’, if applicable) Initial Consideration (which shall all be paid in cash) is not sufficient to cover the liabilities of that Optionholder as referred to in paragraph 5 above, such Optionholder hereby directs the Purchaser to deduct from the Deferred Consideration (which shall all be paid in cash) to be received by that Optionholder any such shortfall not so deducted from its Initial Consideration and such shortfall amount shall be dealt with in accordance with the provisions of paragraph 5 above as if it had formed part of the Optionholder’s Initial Consideration accordingly.
2.7.4Paragraph 2 of Part C of Schedule 5 (Option Schemes) of the SPA shall be entirely replaced with the following:
“Each Shareholder with a Shareholder Balance hereby agrees that, to the extent that the deduction referred to in paragraph 1 above from the cash element of such Shareholder’s (and such Shareholders’ Connected Persons’, if applicable) Initial Consideration is not sufficient to cover the full amount of their Shareholder Balance, the Purchaser may reduce first the number of Lazard Shares that form part of the Tranche A Initial Consideration, and if required, second the Tranche B Initial Consideration and, if required, third the Deferred Consideration to be received by that Shareholder (and/or that Shareholder’s Connected Persons) and shall pay (subject to the remainder of this paragraph 2) to that Shareholder an additional cash amount equivalent in value to the number of Lazard Shares so reduced, calculated by reference to the closing market price of a Lazard Share on 23 October 2026; and the parties agree that such additional cash amount shall be dealt with in accordance with the provisions of paragraph 1 above as if it had formed part of the cash element of the Shareholder’s Initial Consideration. The Parties agree that if there is a Lazard Share Price Excess, the Purchaser shall, as soon as reasonably practicable following Completion, pay (by way of additional consideration) to each Shareholder to which this paragraph 2 applies an amount in cash equal to the number of Lazard Shares (by which that Shareholder’s and/or their Connected Persons’ entitlement was reduced pursuant to this paragraph 2), multiplied by the Lazard Share Price Excess. For the avoidance of doubt, if there is no Lazard Share Price Excess, no further amount shall be payable by the Purchaser to a Shareholder, or by a Shareholder to the Purchaser, pursuant to this paragraph 2. Where a Shareholder is not an Accredited Investor and their (and their Connected Persons’, if applicable) Initial Consideration (which shall all be paid in cash) is not sufficient to cover the liabilities of that Shareholder as referred to in paragraph 1 above, such Shareholder hereby directs the Purchaser to deduct from the Deferred Consideration (which shall all be paid in cash) to be received by that Shareholder any such shortfall not so deducted from its Initial Consideration and such shortfall amount shall be dealt with in accordance with the provision of paragraph 1 above as if it had formed part of the Shareholders' Initial Consideration accordingly.”
2.8Schedule 6, Part C (Issuance of Lazard Shares)
2.8.1The Parties acknowledge and agree that in respect of AB, AS, JC, PL, CC and OL (who are the Sellers to which, pursuant to paragraph 5 of Part C of Schedule 6 (Initial Consideration) of the SPA, no lock-up arrangement is applicable to the Lazard Shares issued to them in respect of their portion of the Tranche B Initial Consideration (each, together with their respective Investment Vehicles and Connected Persons, being an “Excluded Lock-Up Seller”)):
(a)for the purposes of the Shareholder Matrix, each Excluded Lock-Up Seller shall be noted as receiving Lazard Shares issued in respect of Tranche B Initial Consideration; save that
(b)for the purposes of the Securities Accounts (only), the Lazard Shares issued to an Excluded Lock-Up Seller in respect of Tranche B Initial Consideration (in the amount set out in the Shareholder Matrix) shall instead be credited to the applicable Securities Account as in an equivalent number of Lazard Shares which are being issued in respect of Tranche A Initial Consideration.

2.8.2    For the avoidance of doubt, the Parties acknowledge and agree that the exclusion from the Deferred Lock-Up Period in paragraph 5 of Schedule 8 (The Deferred Consideration) of the SPA shall apply to each Excluded Lock-Up Seller (and not only to AB, AS, JC, PL, CC and OL in their personal capacities).
2.9Schedule 12, Part B (Purchaser Obligations)
2.9.1The Purchaser acknowledges and confirms that, in respect of the amounts to be deducted pursuant to paragraph 5 of Part A and paragraph 1 of Part C of Schedule 5 (Share Incentives) of the SPA, it has elected to exercise the option set out in those paragraphs to retain such amounts and to treat an amount equal to the aggregate amount so retained as an inter-company liability (undocumented, save for book entries) owed by the Purchaser to the relevant Target Group Company, and the Parties agree that the Purchaser’s obligations under paragraph 3 of Part B of Schedule 12 (Completion Obligations) of the SPA in respect of such amounts shall be satisfied by the Purchaser giving effect to such election, without any requirement for the Purchaser to pay such amounts to the relevant Target Group Company at Completion.
2.10Schedule 4, Part A (The Target Company)
2.10.1Part A of Schedule 4 (The Target Group) of the SPA shall be amended by deleting the figure “24,879,287” where it appears in Part A of Schedule 4 and replacing it with 22,774,201, provided that for the purposes of the Business Warranties (as defined in the SPA) given on 30 April 2026 under clause 9.4 of the SPA, a reference to Part A of Schedule 4 (The Target Group) of the SPA shall be deemed to be a reference to Part A of Schedule 4 (The Target Group) of the SPA as at 30 April 2026 and not as amended by this Clause 2.10.1.
2.11Schedule 1, Part A, “Lazard Share Price Excess” definition
2.11.1The following definition shall be added to Part A of Schedule 1 (Definitions & Interpretation) of the SPA in between the definitions of “Know How” and “Lazard Shares”:
““Lazard Share Price Excess” has the meaning given to it in paragraph 6 of Part A of Schedule 5 (Option Schemes);”
2.12Schedule 1, Part A, “Shareholder Matrix” definition
2.12.1The definition of “Shareholder Matrix” in Part A of Schedule 1 (Definitions & Interpretation) of the SPA shall be entirely replaced with the following:
“Shareholder Matrix” means a table which shall include, in respect of each Seller, such Seller’s: (i) name; (ii) address; (iii) number of Sale Shares beneficially held as at such date; (iv) number of Shares to be acquired on the exercise of Options held as at such date which shall become Sale Shares; (v) the percentage of the total issued share capital of the

Target Company represented by such aggregate number of Sale Shares; (vi) whether such Seller is an Accredited Investor for the purposes of this Deed; and (vii) each of (a) the Initial Consideration, (b) the Deferred Consideration, and (c) the Earn-Out Value allocated to each such Seller (together with such other categories of information, and in such form, as the Sellers’ Representatives determine is reasonably required);”
2.12.2The Parties acknowledge and agree that the information provided pursuant to clause 3.4 of the SPA, notwithstanding any omission or discrepancy as against the requirements set out in the definition of “Shareholder Matrix” in Part A of Schedule 1 (Definitions & Interpretation) of the SPA, was sufficient for the purposes of, and satisfied the Sellers’ Representatives’ obligations under, clause 3.4 of the SPA.
2.13Schedule 1, Part A, “Bee Sellers” definition
2.13.1Paragraph (a) of the definition of “Bee Sellers” in Part A of Schedule 1 (Definitions & Interpretation) of the SPA shall be amended by adding the following text immediately after the words “necessary to give effect to those matters)”:
“save that RB shall be treated as a Primary Seller for the purposes of the provisions in this Deed relating to the Clauses referenced in this paragraph (a) where applicable to RB as an Optionholder and in light of his treatment as a Primary Seller for the purposes of Schedule 5 (Share Incentives) (and any other provisions in this Deed relating to Optionholders) as per paragraph (b) below ”.
2.13.2Paragraph (b) of the definition of “Bee Sellers” in Part A of Schedule 1 (Definitions & Interpretation) of the SPA shall be amended by adding the following text immediately after the words “for the purposes of”:
“Schedule 5 (Share Incentives) (and any other provisions in this Deed relating to Optionholders) and”.
3.CONTINUATION OF THE SPA
Save as expressly amended or varied by this Deed, the SPA shall remain in full force and effect. Subject to Clause 1.2.2, a reference in the SPA to “this Deed” or any similar reference shall, unless the context otherwise requires, be construed as a reference to the SPA as amended by this Deed. If there is a conflict between this Deed and the SPA, this Deed shall prevail.
4.AFFECT OF AMENDMENTS
4.1.1Subject to Clause 4.1.2:
(a)this Deed shall not affect any rights or obligations of any of the parties to the SPA, which have arisen or accrued under the provisions of the SPA prior to the date of this Deed, and such rights and obligations are not in any way prejudiced by the provisions of this Deed; and

(b)the provisions of this Deed shall not be interpreted as a waiver of any rights, benefits, obligations and/or liabilities of the parties to the SPA, which have arisen or accrued under the provisions of the SPA prior to the Effective Time.
4.1.2The Parties acknowledge that the amendments referred to in Clauses 2.1, 2.2, 2.3, 2.5 and 2.12 of this Deed were agreed or consented to by the Parties prior to the date of this Deed. Accordingly:
(a)no Party shall have any liability, and no breach of the SPA shall be deemed to have occurred, in respect of any act, omission, matter or circumstance occurring or arising before the date of this Deed which would not have constituted a breach of the SPA had the amendments and variations set out in Clauses 2.1, 2.2, 2.3, 2.5 and 2.12 of this Deed been in effect at the relevant time; and
(b)each Party hereby ratifies and confirms each act, matter and thing done or omitted to be done before the date of this Deed which is consistent with the SPA as amended and varied by Clauses 2.1, 2.2, 2.3, 2.5 and 2.12 of this Deed, and agrees that each such act, matter and thing shall be treated for all purposes under the SPA as having been duly authorised and effected in accordance with the SPA.
4.1.3This Deed constitutes a variation of the SPA in accordance with clauses 13.1(d) (which may be agreed by the Sellers' Representatives jointly without a vote of the Remaining Primary Sellers) and 21 of the SPA.
5.GENERAL
The provisions of clauses 20 (Waiver and Remedies), 21 (Variations), 24 (Third Party Rights), 25 (Notices), 27 (Confidentiality), 28 (Costs and Expenses), 30 (Counterparts), 31 (Invalidity) of the SPA shall be incorporated into this Deed, with any necessary changes having been made, including that any reference therein to “this Deed” shall be construed as a reference to this Deed.
6.GOVERNING LAW AND JURISDICTION
This Deed shall be governed by, and interpreted in accordance with, English law. Clause 33 (Governing Law and Jurisdiction) and clause 34 (Process Agents) of the SPA shall apply mutatis mutandis to this Deed, and any reference therein to “this Deed” shall be construed as a reference to this Deed.

SCHEDULE 1
Pre-Completion Transfer Particulars
1

IN WITNESS WHEREOF this Deed has been executed by the Parties and is intended to be and is hereby delivered on the date first above written.

EXECUTED	)
as a DEED by	)
LAZARD, INC.	)
acting by: Chris Weideman	)
/s/ Chris Weideman
Purchaser

acting in the presence of:

	Witness Signature:	/s/ Shari Soloway

	Witness Name:	Shari Soloway

	Witness Address:	30 Rockefeller Plaza

New York, NY

10112
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EXECUTED	)
as a DEED by	)
ANDREW SEALEY	)
/s/ Andrew Sealey
Sellers’ Representative

acting in the presence of:

	Witness Signature:	/s/ David Walker

	Witness Name:	David Walker

	Witness Address:	[Omitted Pursuant to Item 601(a)(6)]

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EXECUTED	)
as a DEED by	)
GORDON BAJNAI	)
/s/ Gordon Bajnai
Sellers’ Representative

acting in the presence of:

	Witness Signature:	/s/ Stephen Thomas

	Witness Name:	Stephen Thomas

	Witness Address:	[Omitted Pursuant to Item 601(a)(6)]

4